Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
                      AIM CORE ALLOCATION PORTFOLIO SERIES
                                    SERIES C
                                    SERIES M

Special Meetings ("Meetings") of Shareholders of Series C and Series M, both investment portfolios of AIM Core Allocation Portfolio Series, a Delaware statutory trust ("Trust"), were held on February 29, 2008. The Meetings were held for the following purpose:

(1) Approve a new sub-advisory agreement between Invesco Aim Advisors, Inc. and each of AIM Funds Management, Inc.; Invesco Asset Management Deutschland, GmbH; Invesco Asset Management Limited; Invesco Asset Management (Japan) Limited; Invesco Australia Limited; Invesco Global Asset Management (N.A.), Inc.; Invesco Hong Kong Limited; Invesco Institutional (N.A.), Inc.; and Invesco Senior Secured Management, Inc.

The results of the voting on the above matter were as follows:

                                 Votes     Withheld/
Matter              Votes For   Against   Abstentions
------              ---------   -------   -----------
Series C ........    828,444       0           0
Series M ........    832,925       0           0

The Meetings were adjourned until March 28, 2008, with respect to the following proposals:

(1) Elect 13 trustees to the Board of Trustees of the Trust, each of whom will serve until his or her successor is elected and qualified.

(2) Approve an amendment to the Trust's Agreement and Declaration of Trust that would permit the Board of Trustees of the Trust to terminate the Trust, the Fund, and each other series portfolio of the Trust, or a share class without a shareholder vote.

The results of the voting on the above matters were as follows:

                                              Withheld/
Matters                         Votes For   Abstentions**
-------                         ---------   -------------
(1)* Bob R. Baker ...........   1,675,532         0
     Frank S. Bayley ........   1,675,532         0
     James T. Bunch .........   1,675,532         0
     Bruce L. Crockett ......   1,675,532         0
     Albert R. Dowden .......   1,675,532         0
     Jack M. Fields .........   1,675,532         0
     Martin L. Flanagan .....   1,675,532         0
     Carl Frischling ........   1,675,532         0
     Prema Mathai-Davis .....   1,675,532         0
     Lewis F. Pennock .......   1,675,532         0
     Larry Soll, Ph.D .......   1,675,532         0
     Raymond Stickel, Jr. ...   1,675,532         0
     Philip A. Taylor........   1,675,532         0

----------
* Proposals 1 and 2 required approval by a combined vote of all of the portfolios of AIM Core Allocation Portfolio Series.

**   Includes Broker Non-Votes.

                                                                    Sub-Item 77C

                                                                              Votes     Withheld/
                                                                 Votes For   Against   Abstentions
                                                                 ---------   -------   -----------
(2)* Approve  an  amendment  to  the  Trust's   Agreement  and
     Declaration  of Trust  that  would  permit  the  Board of
     Trustees of the Trust to terminate  the Trust,  the Fund,
     and each other series  portfolio of the Trust, or a share
     class without a shareholder vote                            962,529     713,003         0

For a more detailed discussion on the proposal that was submitted to shareholders, please refer to the proxy statement that was filed on December 28, 2007 with the SEC under Accession number 0000950134-07-026296.